Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MoneyLion Inc. of our report dated April 29, 2021, except for the restatement to the presentation of redeemable non-controlling interests and the restatement to the recognition of income from redeemable non-controlling interests, both described in Note 2 as to which the date is August 3, 2021, relating to the consolidated financial statements of MoneyLion Inc. appearing in Registration Statement No. 333-260254 on Form S-1 of MoneyLion Inc.

/s/ RSM US LLP

Raleigh, North Carolina

November 24, 2021